Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-127344) of The St. Joe Company of our report dated March 25, 2009 relating to the financial statements of The St. Joe Company 1999 Employee Stock Purchase Plan, which appears in this Form 11-K.

/s/ Vestal & Wiler
Vestal & Wiler, CPAs
Orlando, Florida
March 30, 2009